Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Franklin C. West to Retire Effective January 1, 2015
Brian L. Tucker to Be Named President, Drilling Services Segment
SAN ANTONIO, Texas, December 15, 2014 - Pioneer Energy Services (NYSE: PES) today announced that Franklin ("Red") C. West, Executive Vice President and President of Drilling Services Segment, will retire effective January 1, 2015.
“Over the last 12 years, Red has been instrumental in helping Pioneer grow from a small Texas drilling company to a significant energy services company with operations across the country and in South America,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “We sincerely appreciate his dedication and guidance, and wish him all the best in his retirement.”
The Company also announced that Brian L. Tucker will succeed Mr. West as Executive Vice President and President of the Drilling Services Segment, effective January 1, 2015. Since joining Pioneer in 2012, Mr. Tucker has served as our Senior Vice President over the Appalachia, Utah and North Dakota drilling divisions. Prior to joining Pioneer, Mr. Tucker was a Vice President for Helmerich and Payne (H&P) managing the South Texas operation from 2010 to 2012. From 2004 to 2010, Mr. Tucker served as H&P's Drilling Engineer and Operations Manager for the Barnett Shale, South Texas and West Texas operations. Mr. Tucker served eight years as an officer in the U.S. Army and is a West Point graduate with a Bachelor of Science in Systems Engineering.

About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.